Exhibit 99

Family Dollar Reports Record First Quarter Earnings

  Earnings Per Diluted Share Increased 16.7% To $0.49
  December Comparable Store Sales Increased Approximately 4%
  Management Reaffirms Fiscal 2010 Earnings Guidance

MATTHEWS, N.C.--(BUSINESS WIRE)--January 6, 2010--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net income per diluted share for the first quarter of fiscal 2010 ended November 28, 2009, increased 16.7% to $0.49 compared with $0.42 for the first quarter of fiscal 2009 ended November 29, 2008. Net income for the quarter increased 14.0% to $67.6 million compared with net income of $59.3 million for the first quarter of fiscal 2009.

“We have increased our relevancy across our diverse customer base and are positioned to accelerate top line growth,” said Howard R. Levine, Chairman and Chief Executive Officer. “I am confident that our efforts to broaden the appeal of our assortment, strengthen our customer communications and improve the in-store shopping experience will result in continued market share growth and strong financial returns.”

As previously reported, sales for the first quarter of fiscal 2010 were approximately $1.823 billion, or 3.9% above sales of approximately $1.754 billion for the first quarter of fiscal 2009. Comparable store sales increased 2.4%. The increase in comparable store sales was a result of an increase in customer traffic, as measured by the number of register transactions; average transaction value for the quarter was flat. Sales were strongest in the Consumables category.

The gross profit margin, as a percentage of sales, was 36.1% in the first quarter of fiscal 2010 compared to 35.0% in the first quarter of fiscal 2009. The improvement in gross profit, as a percentage of sales, was a result of reductions in freight expense, shrinkage, and seasonal markdowns.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 30.1% in the first quarter of fiscal 2010 compared with 29.8% in the first quarter of fiscal 2009. The increase in SG&A expenses, as a percentage of sales, was primarily a result of expenses related to expanded store operating hours, the continued rollout of new point-of-sale technology and the Company’s space realignment efforts. These increases more than offset lower insurance expense and lower utility expense.

The Company’s inventories at November 28, 2009, were $1.028 billion, or 5.9% less than inventories of $1.092 billion at November 29, 2008. Average inventory per store at the end of the first quarter of fiscal 2010 was approximately 7% lower than the average inventory per store at the end of the first quarter of fiscal 2009.

In the first quarter of fiscal 2010, capital expenditures were $39.1 million compared with $28.2 million in the first quarter of fiscal 2009. During the first quarter of fiscal 2010, the Company opened 43 new stores and closed 33 stores. During the first quarter of fiscal 2010, the Company repurchased approximately 0.9 million shares of its common stock for a total cost of $24.8 million. The Company has authorization to purchase up to an additional $437.2 million of its common stock.

Holiday Season Update

“Customers clearly appreciated the great toys and gifts we offered this holiday season,” said Levine. “I am pleased to report that comparable store sales for the December reporting period increased approximately 4%.”

Outlook

For the second quarter, the Company expects that comparable sales for the quarter will increase 2% to 4% and that earnings per share will be between $0.65 and $0.70 compared with $0.60 in the second quarter of fiscal 2009.

Commenting on expectations for the rest of the year, Levine said, “We are investing to drive stronger top-line growth and expect to build sales momentum through the second half of the year. Reflecting the cadence of these initiatives, we expect comps will increase 3% to 5% in the second half of fiscal 2010.”

For the full year, the Company expects that net sales for fiscal 2010 will increase 4% to 6% as compared with fiscal 2009. Reflecting these expectations, the Company continues to project that earnings per share will be between $2.15 and $2.35 in fiscal 2010.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment plans, net sales, comparable store sales, cost of sales, SG&A expenses, and earnings per diluted share. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

First Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today, January 6, 2010, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, January 6, 2010.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the First Quarter Ended
(in thousands, except per share amounts)	November 28, 2009	% of Net Sales	November 29, 2008	% of Net Sales

Net sales	$1,822,906	100.0%	$1,753,833	100.0%

Cost of sales	1,164,684	63.9%	1,139,380	65.0%

Gross margin	658,222	36.1%	614,453	35.0%

Selling, general and administrative expenses	548,551	30.1%	522,049	29.8%

Operating profit	109,671	6.0%	92,404	5.2%

Interest income	395	0.0%	3,599	0.2%

Interest expense	3,335	0.2%	3,217	0.2%

Income before income taxes	106,731	5.8%	92,786	5.2%

Income taxes	39,110	2.1%	33,497	1.9%

Net income	$67,621	3.7%	$59,289	3.3%

Net income per common share - basic	$0.49		$0.42
Weighted average shares - basic	138,686		139,817

Net income per common share - diluted	$0.49		$0.42
Weighted average shares - diluted	139,271		140,237

Dividends declared per common share	$0.135		$0.125

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

	For the First Quarter Ended
	November 28, 2009	November 29, 2008
(in thousands, except per share and share amounts)
Assets
Current assets:
Cash and cash equivalents	$366,357	$152,571
Investment securities	2,710	—
Merchandise inventories	1,027,514	1,091,947
Deferred income taxes	68,620	94,821
Prepayments and other current assets	56,610	57,529
Total current assets	1,521,811	1,396,868

Property and equipment, net	1,050,841	1,060,560
Investment securities	163,141	216,819
Other assets	24,818	23,963

Total assets	$2,760,611	$2,698,210

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$501,030	$553,905
Accrued liabilities	443,957	479,301
Income taxes	1,743	29,809
Total current liabilities	946,730	1,063,015

Long-term debt	250,000	250,000
Deferred income taxes	51,368	48,674
Income taxes	38,841	39,618
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares

Common stock, $.10 par; authorized 600,000,000 shares
	14,593	14,434
Capital in excess of par	218,891	170,709
Retained earnings	1,436,846	1,212,450
Accumulated other comprehensive loss	(8,117)	(7,901)
	1,662,213	1,389,692
Less: common stock held in treasury, at cost	188,541	92,789
Total shareholders' equity	1,473,672	1,296,903

Total liabilities and shareholders' equity	$2,760,611	$2,698,210

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the First Quarter Ended
(in thousands)	November 28, 2009	November 29, 2008
Cash flows from operating activities:
Net income	$67,621	$59,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,019	37,815
Deferred income taxes	20,049	(7,085)
Stock-based compensation	2,876	2,673
Loss on disposition of property and equipment, including impairment
	2,541	1,652
Changes in operating assets and liabilities:
Merchandise inventories	(33,717)	(59,262)
Income tax refund receivable	8,618	7,007
Prepayments and other current assets	2,558	653
Other assets	(1,528)	(259)
Accounts payable and accrued liabilities	(112,987)	(65,137)
Income taxes	1,058	29,790
	(892)	7,136

Cash flows from investing activities:
Sales of investment securities	4,850	400
Capital expenditures	(39,140)	(28,167)
Proceeds from dispositions of property and equipment	188	23
	(34,102)	(27,744)

Cash flows from financing activities:
Repurchases of common stock	(24,758)	—
Changes in cash overdrafts	—	30,797
Proceeds from exercise of employee stock options	5,931	1,344
Excess tax benefits from stock-based compensation	26	—
Payment of dividends	(18,738)	(17,464)
	(37,539)	14,677

Net change in cash and cash equivalents	(72,533)	(5,931)
Cash and cash equivalents at beginning of period	438,890	158,502
Cash and cash equivalents at end of period	$366,357	$152,571

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES Selected Additional Information

NET SALES BY DIVISION:
	For the First Quarter Ended
	November 28, 2009	November 29, 2008
(in thousands)			% Change
Consumables	$1,221,857	$1,155,054	5.8%
Home products	235,297	233,592	0.7%
Apparel and accessories	182,299	186,100	-2.0%
Seasonal and electronics	183,453	179,087	2.4%
TOTAL	$1,822,906	$1,753,833	3.9%

STORES IN OPERATION:
	For the First Quarter Ended
	November 28, 2009	November 29, 2008

Beginning Store Count	6,655	6,571
New Store Openings	43	65
Store Closings	(33)	(19)
Ending Store Count	6,665	6,617
Total Square Footage (000s)	56,745	56,123
Total Selling Square Footage (000s)	47,263	46,635

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA
704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com